EXHIBIT 99.1

First Mid-Illinois Bancshares, Inc. Announces Second Quarter 2017 Results and Organizational Changes

MATTOON, Ill., July 27, 2017 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (NASDAQ:FMBH) (the “Company”) today announced its financial results for the quarter and year-to-date period ended June 30, 2017 and organizational changes within the leadership team.

Highlights

  Strong Year-Over-Year Growth in Net Income and Earnings per Share
  Book Value per Share Increased by 9.3% Compared to Second Quarter Last Year
  Improved Asset Quality Metrics Building Upon the Company’s Strong Credit Culture
  Awarded 2016 Central/Southern Illinois Community Bank of the Year by U.S. Small Business Administration

Second Quarter Financial Summary

  Net income of $8.2 million, or $0.66 diluted earnings per share
  Net interest income of $24.0 million
  Non-interest income of $8.0 million
  Return on average assets of 1.16%

“We delivered another strong quarter of both financial and operational results,” said Joe Dively, Chairman and Chief Executive Officer.  “We continue to execute on our strategic plan to fulfill the financial needs of our communities and customers, while driving positive shareholder value.”

“The second quarter marked the first full quarter of operations following the merger and integration of our subsidiary banks.  During the period, special focus was given to improving asset quality metrics and realizing acquisition related cost savings.  These efforts by our team led to an improved efficiency ratio and net interest margin growth, which helped drive a very strong quarter of net income.”

“Finally, I am extremely proud that First Mid was awarded the 2016 Central/Southern Illinois Community Bank of the Year Award by the U.S. Small Business Administration.  This is the fourth consecutive year we have received the award and it reflects our commitment to the small businesses in the communities we serve,” Dively concluded.

Net Interest Income

Net interest income for the second quarter of 2017 increased by $1.2 million, or 5.2% compared to the first quarter of 2017.  The increase was primarily driven by higher yields in both the loan and the investment portfolio and higher accretion income from First Clover Leaf.  The second quarter 2017 included approximately $1.2 million in accelerated accretion income, which was primarily tied to one credit.  The first quarter of 2017 included accelerated accretion income of $0.9 million.

In comparison to the second quarter of 2016, net interest income increased by $8.0 million, or 50.0%.  The increase was primarily attributable to the First Clover Leaf acquisition and associated accretion income as well as loan growth and higher yields.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.84% for the second quarter compared to 3.37% in the same period last year.  The ratio was higher due to growth in loans and investments, as well as the First Clover Leaf acquisition, including the associated accretion income.

Loan Portfolio

The Company continued to maintain a well-diversified loan portfolio.  Total loans were $1.83 billion at June 30, 2017 compared to $1.80 billion at the end of the prior quarter.  The increase was mostly in the categories of commercial and industrial and commercial real estate.  Loans increased from $1.32 billion in the second quarter of 2016 driven by both organic growth and the First Clover Leaf acquisition.

Asset Quality

At June 30, 2017, nonperforming loans were 0.94% of total loans compared to 1.54% at March 31, 2017.  The Company’s allowance for loan losses was 1.00% of total loans at the end of the second quarter compared to 0.99% at March 31, 2017.   The allowance for loan losses to non-performing loans was 106.3% at June 30, 2017 versus 64.5% at March 31, 2017.  Non-performing loans were reduced by $10.5 million primarily due to the foreclosure and sale of certain assets tied to the $9.2 million credit mentioned in last quarter’s report.  The actions taken on this credit contributed to the higher provisioning expense and charge-offs, which was offset by the accelerated accretion income.

Net charge-offs totaled $1.5 million during the second quarter compared to $0.6 million for the first quarter 2017.  The increase in net charge-offs was primarily from two credits, including the credit mentioned above where a majority of the assets were sold.

The Company recorded a provision for loan losses of $1.8 million during the second quarter compared to $1.7 million during the first quarter of 2017 and $0.7 million in the second quarter of last year.  The increase in the year-over-year provision expense is primarily related to the acquisition of First Clover Leaf and the larger overall loan portfolio as well as a higher level of non-performing loans and net charge-offs.

Deposits

Total deposits ended the quarter at $2.29 billion, which represented a decrease of approximately $40.1 million from the prior quarter and an increase of $585.2 million from the same quarter last year.  The decrease in the current quarter was primarily seasonal and across multiple customers.  The increase from the prior year was mostly attributable to the acquisition of First Clover Leaf and the benefit of the larger combined organization where certain customers had previously maintained deposits at other financial institutions for concentration risk mitigation.

Noninterest Income

Noninterest income for the second quarter of 2017 was $8.0 million compared to $7.5 million in the first quarter.  Increases in the second quarter were primarily in electronic banking, securities gains and a $0.9 million tax refund in other income.  As expected, insurance commissions were lower compared to the prior quarter due to the nature and seasonality of some of the business lines.  Compared to the second quarter of 2016, noninterest income increased by $1.5 million.  The year-over-year increase was primarily driven by the First Clover Leaf acquisition, the tax refund and growth in both wealth management and insurance.

Noninterest Expenses

Noninterest expense for the second quarter totaled $18.0 million, which was a decrease of $1.2 million versus the first quarter.  The decrease was primarily attributable to cost savings achieved from the bank merger and system integration in March and the higher acquisition related costs that were recognized in the first quarter.  The second quarter included $0.2 million in acquisition related costs.

Noninterest expense increased by $3.8 million when compared to the second quarter of 2016 primarily due to the First Clover Leaf acquisition and related costs.  The Company’s efficiency ratio, on a tax equivalent basis, for the second quarter 2017 was 53.2% compared to 60.9% for the same period last year.

 Regulatory Capital Levels and Dividend

The Company’s capital levels remained strong at “well capitalized” levels and ended the period as follows:

Total capital to risk-weighted assets	12.81%
Tier 1 capital to risk-weighted assets	11.98%
Common equity tier 1 capital to risk-weighted assets	10.88%
Leverage ratio	9.44%

During the second quarter, the Company paid its semi-annual dividend of $0.32, which represented a 6.7% increase over its dividend in the second quarter of last year.

Organizational Changes

First Mid announced today that Michael L. Taylor has been named Chief Operating Officer.  Mr. Taylor joined the Company in 2000 and had been serving as the Chief Financial Officer since that time.  Taylor’s expertise in the financial, operational, risk management, and regulatory compliance of the Company have been and will continue to be critical to the organization’s success.  Taylor received his Bachelor’s Degree in Finance from the University of Illinois.  He also graduated from the Graduate School of Banking in Wisconsin.  He served two terms on the Accounting Board of the American Bankers Association in Washington D.C. and also served on the Eastern Illinois University Accounting Advisory Board.  Taylor has volunteered and been involved in a number of local community events and organizations and currently serves on the Coles Together Board and First Baptist Church Diaconate.

First Mid also announced today that Matthew K. Smith has been named Chief Financial Officer.  Mr. Smith joined the Company in 2016 and has been serving as Executive Vice President, Director of Finance where he has played a role in expanding First Mid’s participation and activity in the capital markets and providing strategic guidance within the organization.  Before joining First Mid, he was the Corporate Treasurer and Vice President of Finance and Investor Relations for Consolidated Communications Holdings, Inc., a publicly traded company on NASDAQ.  Smith earned his Bachelor’s Degree in Finance and an MBA from Eastern Illinois University.  Smith also received a Master’s Degree in Accounting and Financial Management from DeVry University and is a Certified Public Accountant.  Along with volunteering in youth sports and Special Olympics, he has been involved in a number of local community boards and currently serves on the Eastern Illinois University School of Business Advisory Board.

“Over the last couple of years the Company has grown its asset size by over 70% and significantly increased its activity and relevance in the public capital markets.  This, along with our strategic growth initiatives, is a key driver behind these organizational changes.  I am excited about the well-deserved promotions and expanded roles for Mike and Matt.  They position us well for both merger and acquisition activity and operational execution,” said Dively.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group.  Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a more than $2.8 billion community-focused organization that provides financial services through a network of 52 banking centers in 37 Illinois and Missouri communities.  More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Forward Looking Statements: This news release contains forward-looking statements about First Mid-Illinois Bancshares, Inc. for which the Company claims protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A – “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligations to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Non-GAAP Measures:  In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures.  The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance.  Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”.  While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP.  These non-GAAP financial measures may also differ from the similar measures presented by other companies.

– Tables Follow –

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	As of
	June 30,	December 31,	June 30,
	2017	2016	2016
	(unaudited)	(audited)	(unaudited)

Assets
Cash and cash equivalents	$73,889	$175,902	$53,072
Investment securities	758,106	708,722	643,045
Loans (including loans held for sale)	1,825,634	1,825,992	1,315,187
Less allowance for loan losses	(18,209)	(16,753)	(15,164)
Net loans	1,807,425	1,809,239	1,300,023
Premises and equipment, net	39,076	40,292	29,569
Goodwill and intangibles, net	69,517	70,623	49,147
Bank owned life insurance	41,881	41,318	25,183
Other assets	35,410	38,439	19,744
Total assets	$2,825,304	$2,884,535	$2,119,783

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$425,344	$471,206	$340,576
Interest bearing	1,864,062	1,858,681	1,363,623
Total deposits	2,289,406	2,329,887	1,704,199
Repurchase agreement with customers	142,411	185,763	131,099
Other borrowings	57,254	58,157	40,000
Junior subordinated debentures	23,959	23,917	20,620
Other liabilities	11,383	6,138	7,245
Total liabilities	2,524,413	2,603,862	1,903,163

Total stockholders' equity	300,891	280,673	216,620
Total liabilities and stockholders' equity	$2,825,304	$2,884,535	$2,119,783

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$21,025	$13,610	$40,952	$27,202
Interest on investment securities	4,366	3,172	8,406	6,393
Interest on federal funds sold & other deposits	55	101	270	267
Total interest income	25,446	16,883	49,628	33,862
Interest expense:
Interest on deposits	933	575	1,812	1,154
Interest on securities sold under agreements to repurchase	46	21	86	39
Interest on other borrowings	287	168	561	318
Interest on subordinated debt	227	149	444	294
Total interest expense	1,493	913	2,903	1,805
Net interest income	23,953	15,970	46,725	32,057
Provision for loan losses	1,840	733	3,562	846
Net interest income after provision for loan	22,113	15,237	43,163	31,211
Non-interest income:
Trust revenues	841	794	1,771	1,775
Brokerage commissions	509	466	1,014	914
Insurance commissions	853	735	2,478	2,068
Service charges	1,690	1,644	3,402	3,153
Securities gains, net	335	404	335	664
Mortgage banking revenues	335	238	528	333
ATM/debit card revenue	1,665	1,472	3,233	2,961
Other	1,741	706	2,704	1,235
Total non-interest income	7,969	6,459	15,465	13,103
Non-interest expense:
Salaries and employee benefits	10,102	7,602	20,037	15,449
Net occupancy and equipment expense	3,116	2,646	6,249	5,525
Net other real estate owned (income) expense	127	10	145	(9)
FDIC insurance	290	281	469	547
Amortization of intangible assets	559	402	1,106	857
Stationary and supplies	186	190	371	391
Legal and professional expense	894	917	1,725	1,701
Marketing and donations	277	239	571	1,201
Other	2,404	1,856	6,484	3,652
Total non-interest expense	17,955	14,143	37,157	29,314
Income before income taxes	12,127	7,553	21,471	15,000
Income taxes	3,927	2,624	7,007	5,265
Net income	$8,200	$4,929	$14,464	$9,735

Per Share Information
Basic earnings per common share	$0.66	$0.51	$1.16	$1.01
Diluted earnings per common share	0.66	0.50	1.16	0.99

Weighted average shares outstanding	12,491,757	9,152,709	12,483,788	8,804,107
Diluted weighted average shares outstanding	12,499,931	9,844,982	12,491,962	9,831,591

FIRST MID-ILLINOIS BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30	March 31	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016

Loan Portfolio
Construction and land development	$68,681	$58,304	$49,104	$49,019	$33,812
Farm loans	123,420	123,061	126,108	128,829	122,311
1-4 Family residential properties	310,522	319,713	326,415	341,900	220,487
Multifamily residential properties	72,492	74,714	83,200	83,697	47,215
Commercial real estate	632,492	624,372	630,135	636,686	445,832
Loans secured by real estate	1,207,607	1,200,164	1,214,962	1,240,131	869,657
Agricultural loans	79,759	76,757	86,685	81,414	72,776
Commercial and industrial loans	421,280	400,810	409,033	371,800	301,087
Consumer loans	32,814	34,962	38,028	40,881	38,049
All other loans	84,174	82,969	77,284	72,519	33,618
Total loans	1,825,634	1,795,662	1,825,992	1,806,745	1,315,187

Deposit Portfolio
Non-interest bearing demand deposits	$425,344	$456,037	$471,206	$431,480	$340,576
Interest bearing demand deposits	714,918	718,699	716,204	641,327	464,732
Savings deposits	368,220	372,815	356,740	352,489	335,230
Money Market	450,685	440,551	432,656	458,019	313,854
Time deposits	330,239	341,427	353,081	381,944	249,807
Total deposits	2,289,406	2,329,529	2,329,887	2,265,259	1,704,199

Asset Quality
Non-performing loans	$17,125	$27,652	$18,241	$15,787	$4,630
Non-performing assets	21,558	30,085	20,226	17,888	5,112
Net charge-offs	1,477	629	307	85	306
Allowance for loan losses to non-performing loans	106.33%	64.54%	91.84%	102.37%	327.52%
Allowance for loan losses to total loans outstanding	1.00%	0.99%	0.92%	0.89%	1.15%
Nonperforming loans to total loans	0.94%	1.54%	1.00%	0.87%	0.35%
Nonperforming assets to total assets	0.76%	1.06%	0.70%	0.64%	0.24%

Common Share Data
Common shares outstanding	12,505,873	12,483,787	12,470,999	12,457,462	9,843,652
Book value per common share	$24.06	$23.29	$22.51	$23.06	$22.01
Tangible book value per common share	$18.50	$17.68	$16.84	$17.34	$17.01
Market price of stock	$34.10	$33.84	$34.00	$27.26	$25.00

Key Performance Ratios and Metrics
End of period earning assets	$2,604,505	$2,624,399	$2,652,628	$2,557,109	$1,964,167
Average earning assets	2,615,792	2,633,227	2,590,488	2,134,471	1,967,281
Average rate on average earning assets (tax equivalent)	4.08%	3.85%	3.66%	3.58%	3.56%
Average rate on cost of funds	0.24%	0.22%	0.23%	0.18%	0.19%
Net interest margin (tax equivalent)	3.84%	3.63%	3.43%	3.40%	3.37%
Return on average assets	1.16%	0.88%	0.97%	0.92%	0.93%
Return on average common equity	11.11%	8.77%	9.22%	9.02%	9.44%
Efficiency ratio (tax equivalent) [1]	53.17%	59.90%	55.67%	60.17%	60.90%
Full-time equivalent employees	590	590	598	596	520

[1] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Non-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID-ILLINOIS BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	June 30	March 31	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016

Net interest income as reported	$23,953	$22,772	$21,524	$17,623	$15,970
Net interest income, (tax equivalent)	24,844	23,620	22,324	18,221	16,493
Average earning assets	2,615,792	2,633,227	2,590,488	2,134,471	1,967,281
Net interest margin (tax equivalent) [1]	3.84%	3.63%	3.43%	3.40%	3.37%

Common stockholder's equity	$300,891	$290,738	$280,673	$287,265	$216,620
Goodwill and intangibles, net	69,517	70,076	70,623	71,209	49,147
Common shares outstanding	12,506	12,484	12,471	12,457	9,844
Tangible Book Value per common share	$18.50	$17.68	$16.84	$17.34	$17.01

Common equity tier 1 capital	$237,764	$238,102	$229,341	$222,884	$176,377
Risk weighted assets	2,185,041	2,171,056	2,111,787	2,053,118	1,499,731
Common equity tier 1 capital to risk weighted assets [2]	10.88%	10.97%	10.86%	10.86%	11.76%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 35% and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.

Investor Contact:  Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com